Filed pursuant to Rule 424(b)3
Registration Statement No. 333-131003

SUBJECT TO COMPLETION, DATED NOVEMBER 16, 2006
Supplement to Prospectus Supplement Dated November 14, 2006 to Prospectus Dated November 14, 2006
$2,295,821,000
Ford Credit Auto Owner Trust 2006-C
Issuing Entity or Trust

Ford Credit Auto Receivables Two LLC	Ford Motor Credit Company

Depositor	Sponsor and Servicer

This supplement to the prospectus supplement may be used to offer and sell the notes only if accompanied by the prospectus supplement and the prospectus.

This supplement revises the anticipated split between fixed rate notes and floating rate notes within the Class A-2 notes and restates the anticipated split between fixed rate notes and floating rate notes within the Class A-4 notes as follows:

Principal Amount

Class A-2a notes	$	[200,000,000]
Class A-2b notes	$	[861,441,000]
Class A-4a notes	$	[288,419,000]
Class A-4b notes	$	[288,419,000]

The actual principal amounts of the fixed rate notes and floating rate notes will be determined based on market demand at the time of pricing. The aggregate principal amount of the Class A-2 notes remains unchanged at $1,061,441,000 and the aggregate principal amount of the Class A-4 notes remains unchanged at $576,838,000.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this supplement, prospectus supplement or the prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
Barclays Capital
Bear, Stearns & Co. Inc.
Morgan Stanley
ABN AMRO Incorporated
BNP PARIBAS
PNC Capital Markets LLC